Exhibit 99.1

Contact: Clifford E. Pietrafitta

Executive Vice President and CFO

919-526-1444

IR@xerium.com

XERIUM TECHNOLOGIES REPORTS FOURTH QUARTER RESULTS

Completes Capacity Investment in PMC Segment

RALEIGH, N.C., March 13, 2012 – Xerium Technologies, Inc. (NYSE: XRM), a leading global manufacturer of industrial textiles and roll covers used primarily in the paper production process, announced today the results of its operations for the quarter and year ended December 31, 2011. For the year ended December 31, 2011, net sales and income from operations increased approximately 7% and 35%, respectively, compared to the year ended December 31, 2010. In addition, net income (loss) per diluted share increased to $0.54 from $(7.29) for the year ended December 31, 2011 compared to 2010.

“During the fourth quarter, the negative headwinds affecting the global paper industry that we saw arise in the middle of the year were exacerbated by the worsening debt crisis in Europe and a return to higher oil prices after their brief respite,” said Stephen R. Light, President, Chief Executive Officer and Chairman. “In response to our practice of closely monitoring our customers’ behaviors and in particular their PMC and Rolls consumption rates and plans, we shut down much of our production late in the quarter in order not to build inventories above an acceptable level; this resulted in much lower fixed overhead cost absorption. These shutdowns enabled us to reduce inventories while at the same time reducing receivable days outstanding, both of which served to improve our cash position. Pricing and customer ordering patterns for our new products remained in control in spite of the overall demand decline. During the fourth quarter, we completed the Brazilian capacity investment and Australian ramp up we’ve planned to serve our customers increasing demand for our new press felts. In addition, we received our 200th order for our patented SmartRoll product, bringing SmartRoll revenue to approximately 7% of our roll cover revenue globally.”

FOURTH QUARTER FINANCIAL HIGHLIGHTS

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Net sales for the 2011 fourth quarter were $145.2 million, a 0.4% increase from net sales for the 2010 fourth quarter of $144.6 million. Excluding currency effects of $(0.5) million, fourth quarter 2011 net sales increased 0.8% from the fourth quarter of 2010, with an increase of 4.2% in the clothing business unit and a decrease of (5.1)% in the roll covers business unit. See “Reporting Unit Information” and “Non-GAAP Financial Measures” below for further discussion.

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Gross margins decreased 13.9% to $50.2 million for the fourth quarter of 2011 from $58.3 million for the fourth quarter of 2010. As a percentage of net sales, gross margins declined to 34.6% of net sales for the fourth quarter of 2011 as compared to 40.3% of net sales for the fourth quarter of 2010. These decreases were primarily the result of (1) the unfavorable absorption of production costs in the fourth quarter of 2011 due to our concerted effort to decrease production and reduce inventories, necessitated by a slowdown in customer demand, most dramatically in paper production, where demand in the last eight months of 2011 was lower than 2010; (2) a favorable recovery of inventory reserves in the fourth quarter of 2010 that did not occur in 2011; (3) our inability to offset increased raw material costs, particularly in our roll covers business with productivity or price increases; and (4) strong sales growth in regions and products with lower gross margins.

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The Company’s operating expenses (selling, general and administrative, restructuring and impairments and research and development expenses) of $37.5 million for the fourth quarter of 2011 declined by $1.4 million, or 3.6%, from operating expenses of $38.9 million in the fourth quarter of 2010. The decrease in operating expenses during the fourth quarter of 2011 is primarily the net result of the following:

•	A decrease of $3.5 million in general and administrative expense due to a decrease in management incentive compensation and stock compensation from 2010 to 2011; and

•	A decrease in restructuring and impairment expenses of $2.3 million in the fourth quarter of 2011 as compared to the fourth quarter of 2010 as a result of reduced restructuring activity.

Partially offsetting these items were:

•	An increase of $2.5 million in general and administrative expenses, due to higher bank and legal fees, higher bad debt reserves and an unfavorable property tax assessment in Germany;

•	An increase of $1.3 million in general and administrative expenses due to the absence of a non-recurring gain recognized in 2010 as a result of the sale of land in Brazil; and

•	An increase of $0.6 million in selling expenses, primarily as a result of inflation and additional headcount.

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Interest expense decreased $2.8 million from the fourth quarter of 2010 to the current quarter due to $2.2 million of interest rate swaps amortized in the prior year and $1.2 million lower net interest expense as a result of lower debt balances and interest rates from 2010 to 2011. These decreases were partially offset by $0.5 million higher amortization of deferred financing costs in 2011. The decrease in interest expense and the increase in deferred financing costs were primarily a result of the refinancing in May of 2011.

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The decrease in income tax expense in the fourth quarter of 2011 as compared with the fourth quarter of 2010 was principally due to the impairment of the German deferred tax asset recorded in the fourth quarter of 2010 combined with other changes in tax reserves.

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Net income for the fourth quarter of 2011 was $2.4 million or $0.16 per diluted share, compared to net income of $0.7 million or $0.05 per diluted share for the fourth quarter of 2010. The increase is primarily a result of the items noted above.

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Adjusted EBITDA (as defined by the Company’s credit facility) decreased 35.7%, or $12.6 million, to $22.7 million in the current quarter from $35.3 million in the fourth quarter of 2010. See “Non-GAAP Financial Measures” below for further discussion.

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Unrestricted and restricted cash at December 31, 2011 was $43.6 million, compared to $43.0 million at September 30, 2011 and $52.4 million at December 31, 2010. The increase in the cash balances from September 30, 2011 is primarily due to cash provided by operating activities of $14.4 million, offset by an increase of $11.2 million in capital expenditures related to our additional press felt capacity and an increase of $2.4 million in payments on long-term debt. The decrease in the cash balances from December 31, 2010 is primarily due to capital expenditures of $30.2 million, the payment of $17.3 million in debt financing fees in connection with the debt refinancing in May of 2011 and net debt payments of $14.0 million. These decreases were partially offset by cash flow from operations of $45.2 million and proceeds from the disposal of property and equipment of $7.8 million.

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Total debt at December 31, 2011 was $469.1 million, compared to $475.4 million at September 30, 2011 and $481.4 million at December 31, 2010. The decrease of $12.3 million from December 31, 2010 is primarily due to net debt payments of $14.0 million in 2011, partially offset by unfavorable currency effects of $1.7 million. The decrease of $6.3 million from September 30, 2011 is primarily due to favorable currency effects of $3.9 million and debt payments of $2.4 million in the fourth quarter of 2011.

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Capital expenditures for the year ended December 31, 2011 were $30.2 million, consisting of $12.2 million in growth capex and $18.0 million in maintenance capex. That compares to the same period in 2010 when we reported $27.9 million of capital spending, consisting of $15.3 million in growth capex and $12.6 million of maintenance capex. We are currently targeting total capital expenditures for 2012 at approximately $30 million.

REPORTING UNIT INFORMATION

The following table presents net sales for the fourth quarter of 2011 and 2010 by reporting unit and the effect of currency on fourth quarter 2011 net sales (dollars in millions):

	Net Sales For The Three Months Ended December 31,			Currency Effect of $ Change		% Change Excluding Currency
	2011	2010	$ Change		% Change
Clothing	$95.4	$91.7	$3.7	$(0.1)	4.0%	4.2%
Roll Covers	49.8	52.9	(3.1)	(0.4)	(5.9%)	(5.1%)

Total	$145.2	$144.6	$0.6	$(0.5)	0.4%	0.8%

CONFERENCE CALL

The Company plans to hold a conference call to discuss these results on the following date and time:

Date:	Wednesday, March 14, 2012
Start Time:	9:00 a.m. Eastern Time
Domestic Dial-In:	+1-866-700-6067
International Dial-In:	+1-617-213-8834
Passcode:	42117499
Webcast & Slide Presentation:	www.xerium.com/investorrelations

To participate on the call, please dial in at least 10 minutes prior to the scheduled start. A live audio webcast and replay of the call, in addition to a slide presentation, may be found in the investor relations section of the Company’s website at www.xerium.com.

NON-GAAP FINANCIAL MEASURES

This press release includes measures of performance that differ from the Company’s financial results as reported under generally accepted accounting principles (“GAAP”). The Company uses supplementary NON-GAAP measures, including net sales excluding currency effects, EBITDA and Adjusted EBITDA, to assist in evaluating its liquidity and financial performance, EBITDA and Adjusted EBITDA are specifically used in evaluating the ability to service indebtedness and to fund ongoing capital expenditures. The Company’s credit facility includes covenants based upon Adjusted EBITDA. If Adjusted EBITDA declines below certain levels, the Company could go into default under the credit facility or be required to prepay the credit facility. Neither Adjusted EBITDA nor EBITDA should be considered in isolation or as a substitute for income (loss) or cash flows from operations (as determined in accordance with GAAP).

For additional information regarding non-GAAP financial measures and a reconciliation of such measures to the most comparable financial measures under GAAP, please see below. The information in this press release should be read in conjunction with the financial statements and footnotes contained in our documents to be filed with the Securities and Exchange Commission.

About Xerium Technologies

Xerium Technologies, Inc. (NYSE: XRM) is a leading global manufacturer and supplier of two types of consumable products used primarily in the production of paper-clothing and roll covers. The Company, which operates around the world under a variety of brand names, utilizes a broad portfolio of patented and proprietary technologies to provide customers with tailored solutions and products integral to production, all designed to optimize performance and reduce operational costs. With 31 manufacturing facilities in 14 countries around the world, Xerium has approximately 3,400 employees.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements involving risks and uncertainties, both known and unknown, that may cause actual results to differ materially from those indicated. These risks and uncertainties include the following items: (1) our financial results could be adversely affected by fluctuations in interest rates and currency exchange rates, for instance a marked decline in the value of the Euro relative to the U.S. Dollar stemming from the European sovereign debt crisis; (2) a sustained downturn in the paper industry, compounded by uncertainty in global economic conditions, could adversely affect our revenues and profitability; (3) market improvement in our industry may occur more slowly than we anticipate, may stall or may not occur at all; (4) variations in demand for our products, including our new products, could negatively affect our revenues and profitability; (5) our manufacturing facilities may be required to quickly increase or decrease production, which could negatively affect our production facilities, customer order lead time, product quality, labor relations or gross margin; (6) our plans to develop and market new products, enhance operational efficiencies, and reduce costs may not be successful; and (7) the other risks and uncertainties discussed elsewhere in this press release, our Form 10-K for the year ended December 31, 2011 to be filed on March 14, 2012 and our other SEC filings. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement in this press release reflects our current views with respect to future events. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise. As discussed above, we are subject to substantial risks and uncertainties related to current economic conditions, and we encourage investors to refer to our SEC filings for additional information. Copies of these filings are available from the SEC and in the investor relations section of our website at www.xerium.com.

Selected Financial Data Follows

Xerium Technologies, Inc.

Condensed Consolidated Statements of Operations

(dollars in thousands, except per share data)

	(Unaudited) Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Net sales	$145,189	$144,593	$586,960	$548,334
Costs and expenses:
Cost of products sold	94,986	86,287	$370,754	$333,958
Selling	19,559	18,897	$79,407	$72,883
General and administrative	14,452	14,701	$62,012	$74,798
Restructuring and impairments	302	2,571	$1,589	$10,004
Research and development	3,177	2,720	$12,097	$11,427

	132,476	125,176	525,859	503,070

Income from operations	12,713	19,417	61,101	45,264
Interest expense, net	(9,441)	(12,266)	(39,150)	(56,795)
Loss on extinguishment of debt	—	—	(2,926)	—
Foreign exchange gain (loss)	128	932	(156)	1,668

Income (loss) before reorganization expenses and provision for income taxes	3,400	8,083	18,869	(9,863)
Reorganization expenses	—	(583)	—	(44,957)

Income (loss) before provision for income taxes	3,400	7,500	18,869	(54,820)
Provision for income taxes	(967)	(6,762)	(10,679)	(18,266)

Net income (loss)	$2,433	$738	$8,190	$(73,086)

Net income (loss) per share:

Basic	$0.16	$0.05	$0.54	$(7.29)

Diluted	$0.16	$0.05	$0.54	$(7.29)

Shares used in computing net income (loss) per share:
Basic	15,141,731	14,970,079	15,079,771	10,019,098

Diluted	15,145,795	15,280,021	15,083,835	10,019,098

Condensed Consolidated Selected Financial Data

(in thousands)

	Year Ended December 31,
	2011	2010
Cash Flow data:
Net cash provided by operating activities	$45,208	$20,734
Net cash used in investing activities	(8,688)	(37,488)
Net cash (used in) provided by financing activities	(31,463)	32,626
Other financial data:
Depreciation and amortization	$43,686	$41,281
Capital expenditures	(30,154)	(27,928)

	December 31, 2011	December 31, 2010
Balance sheet data:
Cash and cash equivalents and restricted cash	$43,566	$52,402
Total assets	665,721	689,942
Senior debt	467,137	475,563
Total debt	469,054	481,361
Total stockholders’ (deficit) equity	(2,305)	18,735

EBITDA and Adjusted EBITDA Non-GAAP Measures

The Company uses EBITDA and Adjusted EBITDA (as defined in its current credit facility) as supplementary non-GAAP financial measures to assist in evaluating its liquidity and financial performance, specifically its ability to service indebtedness and to fund ongoing capital expenditures. The current credit facility includes covenants based on Adjusted EBITDA. If the Company’s Adjusted EBITDA declines below certain levels, it may violate the covenants resulting in a default condition under the credit facility or be required to prepay the credit facility. Neither EBITDA nor Adjusted EBITDA should be considered in isolation or as a substitute for income (loss) or cash flows from operations (as determined in accordance with GAAP).

Adjusted EBITDA for the three months and year ended December 31, 2011 are presented based on the current credit facility’s definition of that term. However, Adjusted EBITDA for the three months and year ended December 31, 2010 are presented based on the definition of such term in the Company’s prior credit facility in place for those periods. The definitions of EBITDA and Adjusted EBITDA in the current credit facility are substantially unchanged from the definitions of those terms in the Company’s prior credit facility, except that financial restructuring costs are not added back to net income under the current credit facility. For the three months and year ended December 31, 2010, as applicable, such items were added back to net income to arrive at Adjusted EBITDA based upon the terms of the prior credit facility. Had these adjustments not been in place in 2010, Adjusted EBITDA would have decreased by $0.6 million and $26.2 million for the three months and year ended December 31, 2010, respectively.

EBITDA is defined as net income (loss) before interest expense, income tax provision (benefit) and depreciation (including non-cash impairment charges) and amortization.

“Adjusted EBITDA” under our current credit facility means, with respect to any period, the total of (A) the consolidated net income for such period, plus (B) without duplication, to the extent that any of the following were deducted in computing such consolidated net income for such period: (i) provision for taxes based on income or profits, including, without limitation, federal, state, provincial, franchise and similar taxes, including any penalties and interest relating to any tax examinations, (ii) consolidated interest expense, (iii) consolidated depreciation and amortization expense, (iv) reserves for inventory in connection with plant closures, (v) consolidated operational restructuring costs, (vi) non-cash charges or gains resulting from the application of purchase accounting, including push-down accounting, (vii) non-cash expenses resulting from the granting of common stock, stock options, restricted stock or restricted stock unit awards under equity compensation programs solely with respect to common stock, and cash expenses for compensation mandatorily applied to purchase common stock, (viii) non-cash items relating to a change in or adoption of accounting policies, (ix) non-cash expenses relating to pension or benefit arrangements, (x) expenses incurred as a result of the repurchase, redemption or retention of common stock earned under equity compensation programs solely in order to make withholding tax payments, (xi) amortization or write-offs of deferred financing costs, (xii) any non-cash losses resulting from mark to market hedging obligations (to the extent the cash impact resulting from such loss has not been realized in such period) and (xiii) other non-cash losses or charges (excluding, however, any non-cash loss or charge which represents an accrual of, or a reserve for, a cash disbursement in a future period), minus (C) without duplication, to the extent any of the following were included in computing consolidated net income for such period, (i) non-cash gains with respect to the items described in clauses (vi), (vii), (ix), (xi), (xii) and (xiii) (other than, in the case of clause (xiii), any such gain to the extent that it represents a reversal of an accrual of, or reserve for, a cash disbursement in a future period) of clause (B) above and (ii) provisions for tax benefits based on income or profits. Notwithstanding the foregoing, Adjusted EBITDA, as defined in the credit facility and calculated below, may not be comparable to similarly titled measurements used by other companies.

Consolidated net income is defined as net income (loss) determined on a consolidated basis in accordance with GAAP; provided, however, that the following, without duplication, shall be excluded in determining consolidated net income: (i) any net after-tax extraordinary or non-recurring gains, losses or expenses (less all fees and expenses relating thereto), (ii) the cumulative effect of changes in accounting principles, (iii) any fees and expenses incurred during such period in connection with the issuance or repayment of indebtedness, any refinancing transaction or amendment or modification of any debt instrument, in each case, as permitted under the current credit facility and (iv) any gains resulting from the returned surplus assets of any pension plan.

The following table provides reconciliation from net income (loss) and operating cash flows, which are the most directly comparable GAAP financial measures, to EBITDA and Adjusted EBITDA.

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
	(in thousands)		(in thousands)
Net income (loss)	2,433	738	$8,190	$(73,086)
Goodwill impairment	—	—	—	—
Stock-based compensation	(814)	2,098	1,439	7,310
Depreciation	9,808	9,937	41,381	38,963
Amortization of intangibles	576	581	2,305	2,318
Curtailment/settlement gain	—	—	402	—
Deferred financing cost amortization	694	232	2,307	5,953
Unrealized foreign exchange loss (gain) on revaluation of debt	(931)	(896)	139	(1,621)
Deferred taxes	(1,912)	4,309	334	8,614
Loss (gain) on disposition of property and equipment	40	(2,043)	(564)	(2,105)
Asset impairment	—	19	—	2,890
Non-cash interest expense related to interest rate swaps	—	2,203	—	9,721
Loss on extinguishment of debt	—	—	2,926	—
Non-cash reorganization items	—	—	—	28,683
Reorganization expenses accrued	—	(1,200)	—	115
Net change in operating assets and liabilities	4,478	1,291	(13,651)	(7,021)

Net cash provided by operating activities	14,372	17,269	45,208	20,734
Interest expense, net, excluding amortization	8,746	9,831	36,843	41,121
Net change in operating assets and liabilities	(4,476)	(1,291)	13,653	7,021
Current portion of income tax expense	2,878	2,453	10,343	9,652
Stock-based compensation	814	(2,098)	(1,439)	(7,310)
Curtailment/settlement gain	—	—	(402)	—
Asset impairment	—	(19)	—	(2,890)
Unrealized foreign exchange gain (loss) on revaluation of debt	931	896	(139)	1,621
(Loss) gain on disposition of property and equipment	(40)	2,043	564	2,105
Non-cash reorganization items	—	1,200	—	(28,798)
Loss on extinguishment of debt	—	—	(2,926)	—

EBITDA	23,225	30,284	101,705	43,256
Financial restructuring costs (1)	—	584	—	26,197
Write-off of deferred financing costs (2)	—	—	2,926	14,283
Expenses incurred in connection with indebtedness or refinancing transaction	—	—	—	14,400
Non-cash compensation and related expenses	(814)	1,812	1,439	7,310
Operational restructuring expenses	302	(319)	1,589	7,114
Non-cash impairment charges	—	2,890	—	2,890
Non-cash change in accounting estimates	—	—	—	(1,400)

Adjusted EBITDA	$22,713	$35,251	$107,659	$114,050

(1)	Financial restructuring costs are not adjustments added back to net income to arrive at Adjusted EBITDA under the current credit facility for periods beginning after the quarter ended June 30, 2011. For the three months and year ended December 31, 2010, as applicable, such items were added back to net income to arrive at Adjusted EBITDA based upon the terms of the Company’s prior credit facility. Had these adjustments not been in place in 2010, Adjusted EBITDA would have decreased by $0.6 million and $26.2 million for the three months and year ended December 31, 2010, respectively.
(2)	In the year ended December 31, 2010, $14.3 million was included in reorganization expenses in the Condensed Consolidated Statements of Operations.